Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
May 5, 2021	William S. Marshall	Trisha Meade
	VP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 285-5390
	Bill.Marshall@pfgc.com	mediarelations@pfgc.com

Performance Food Group Company Reports Third-Quarter and First-Nine Months Fiscal 2021 Results

Delivers Strong Sales and Independent Case Volume Growth;

Generates $173.1 million of Cash Flow from Operating Activities in First-Nine Months

Third-Quarter Fiscal 2021 Highlights

•	Net sales increased 2.9% to $7.2 billion
•	Gross profit improved 3.1% to $832.7 million
•	Net loss of $7.6 million
•	Adjusted EBITDA decreased 7.6% to $121.2 million[1]
•	Diluted loss per share $0.06
•	Adjusted Diluted Earnings Per Share (“EPS”) decreased 67.2% to $0.19[1]

First-Nine Months Fiscal 2021 Highlights

•	Net sales increased 9.2% to $21.1 billion
•	Gross profit improved 10.3% to $2.5 billion
•	Net income declined 74.9% to $9.3 million
•	Adjusted EBITDA increased 3.2% to $414.4 million[1]
•	Cash flow from operating activities of $173.1 million
•	Free cash flow of $54.2 million[1], an increase of approximately $137.7 million versus the prior year period
•	Diluted EPS declined 79.4% to $0.07
•	Adjusted Diluted EPS decreased 54.3% to $0.79 [1]

RICHMOND, Va. – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its third-quarter and first-nine months fiscal 2021 business results.

“Our Company’s strong momentum and recovery has continued into calendar 2021,” said George Holm, PFG’s Chairman, President & Chief Executive Officer, “and I am extremely pleased with the progress we have made as many markets reopen for business. As we expected, the pace of rebuilding our workforce accelerated to support sales trend improvement. We believe that these expenses put us in a solid position to maintain our top-line performance through the rest of fiscal 2021 and into fiscal 2022. Despite a strong January and February in the year ago period, our businesses experienced independent cases growth of 6.3% in the quarter and a 2.9% increase in net sales compared to the prior year. Reflecting on everything that has occurred over the past 12 months, this is truly a wonderful accomplishment.”

1

This earnings release includes several metrics, including EBITDA, Adjusted EBITDA, Adjusted Diluted EPS and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see “Statement Regarding Non-GAAP Financial Measures” at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Third-Quarter Fiscal 2021 Financial Summary

Total case volume decreased 4.2% for the third quarter of fiscal 2021 compared to the prior year period. Total case volume included a 6.3% increase in independent cases and growth in Performance Brands cases.

Net sales for the third quarter of fiscal 2021 grew 2.9% to $7.2 billion compared to the prior year period. The increase in net sales was primarily attributable to the effects of the novel coronavirus (“COVID-19”) pandemic, which had a more significant impact in the third quarter of the prior year. The increase in net sales also reflects an increase in selling price per case as a result of inflation and mix.  Overall food cost inflation was approximately 3.5%.

Gross profit for the third quarter of fiscal 2021 grew 3.1% to $832.7 million compared to the prior year period. The gross profit increase was led by the improvement of the current economic environment surrounding the outbreak of COVID-19. For the third quarter of fiscal 2021, the Company recorded a total of $8.9 million of inventory write-offs, which is a $5.5 million decrease from the third quarter of fiscal 2020, primarily as a result of the lessening impact of COVID-19 on our operations. Gross margin as a percentage of net sales was 11.6% for the third quarter of fiscal 2021 compared to 11.5% for the prior year period.

Operating expenses declined 1.9% to $809.3 million in the third quarter of fiscal 2021 compared to the prior year period. The decline in operating expenses was primarily due to reductions in personnel expenses, fuel expense, insurance expense, travel expenses, professional fees, and contingent consideration accretion expense compared to the prior year period. Additionally, in the third quarter of fiscal 2021, the Company recorded a benefit of $6.0 million related to reserves for expected credit losses as compared to bad debt expense of $21.3 million for the third quarter of 2020. These decreases in operating expenses were partially offset by an increase in annual bonus expense. In the third quarter of fiscal 2021, the Company recorded expense of $29.6 million related to annual bonus expense as compared to a benefit of $32.4 million in the prior year period.

The third quarter of fiscal 2021 resulted in a net loss of $7.6 million compared to a net loss of $40.2 million in the prior year period. The improvement was primarily a result of the $40.8 million increase in operating profit discussed above, partially offset by a $1.9 million increase in interest expense and a $15.8 million decrease in income tax benefit. The effective tax rate for the third quarter of fiscal 2021 was approximately 37.1% compared to 33.6% in the third quarter of fiscal 2020. The effective tax rate for three months ended March 27, 2021 differed from the prior year period due to the increase of state taxes and non-deductible expenses as a percentage of book income.

EBITDA increased 43.0% to $105.8 million in the third quarter of fiscal 2021 compared to the prior year period. For the quarter, Adjusted EBITDA fell 7.6% to $121.2 million compared to the prior year period.

Diluted loss per share was $0.06 per share in the third quarter of fiscal 2021 compared to diluted loss per share of $0.35 per share in the prior year period. Adjusted Diluted EPS decreased 67.2% to $0.19 per share in the third quarter of fiscal 2021 compared to the prior year period.

First-Nine Months Fiscal 2021 Financial Summary

Total case volume increased 3.9% in the first nine months of fiscal 2021 compared to the prior year period. Total case volume included nine months of Reinhart Foodservice, L.L.C. (“Reinhart”) sales and a 19.4% increase in independent cases. Excluding the impact of the Reinhart acquisition, case volume declined 13.4% and independent case volume declined 1.5% in the first nine months of fiscal 2021 compared to the prior year period.

Net sales for the first nine months of fiscal 2021 was $21.1 billion, an increase of 9.2% versus the comparable prior year period. The increase in net sales was primarily attributable to the acquisition of Reinhart which includes an additional six months of sales for fiscal 2021, partially offset by the effects of the COVID-19 pandemic. The acquisition of Reinhart contributed $4.2 billion to net sales for the first nine months of fiscal 2021 compared to $1.4 billion of net sales for the prior year period.

Gross profit for the first nine months of fiscal 2021 increased 10.3% to $2.5 billion compared to the prior year period. The gross profit increase was led by the acquisition of Reinhart, which includes an increase in gross profit of $399.3 million for the first nine months for fiscal 2021, along with an increase in gross profit per case. For the first nine months of fiscal 2021, the Company recorded a total of $27.8 million of inventory write-offs, which is a $2.1 million increase from the first nine months of fiscal 2020 primarily as a result of the economic conditions related to COVID-19 on our operations. Gross margin as a percentage of net sales was 11.7% for the first nine months of fiscal 2020 compared to 11.5% for the prior year period.

Operating expenses increased 11.2% to $2.3 billion in the first nine months of fiscal 2021 compared to the prior year period. The increase was primarily due to the acquisition of Reinhart. Excluding the impact of Reinhart operating expenses, the Company decreased its operating expenses related to personnel expenses, fuel expense, insurance expense, travel expenses, professional fees, and contingent consideration accretion expense compared to the prior year period. Additionally, in the first nine months of fiscal 2021, the Company recorded a benefit of $9.4 million related to reserves for expected credit losses as compared to bad debt expense of $29.8 million for the first nine months of 2020. These decreases in operating expenses were partially offset by an increase in annual bonus expense. In the first nine months of fiscal 2021, the Company recorded expense of $78.0 million related to annual bonus expense as compared to expense of $6.1 million in the prior year period.

Net income decreased 74.9% to $9.3 million for the first nine months of fiscal 2021 compared to the prior year period. The decline in net income was primarily attributable to the $6.5 million decrease in operating profit discussed above, along with a $35.1 million increase in interest expense, partially offset by a $1.4 million decrease in income tax expense. The effective tax rate for the first nine months of fiscal 2021 was approximately 14.2% compared to 7.3% for the first nine months of fiscal 2020.

EBITDA increased 22.1% to $371.9 million in the first nine months of fiscal 2021 compared to the prior year period. For the first nine months of fiscal 2021 Adjusted EBITDA increased 3.2% to $414.4 million compared to the prior year period.

Diluted EPS decreased 79.4% to $0.07 per share in the first nine months of fiscal 2021 compared to the prior year period. Adjusted Diluted EPS decreased 54.3% to $0.79 per share in the first nine months of fiscal 2021 compared to the prior year period.

Cash Flow and Capital Spending

As of March 27, 2021, our cash balance totaled $112.6 million, including restricted cash of $11.1 million, as compared to a cash balance totaling $431.8 million, including restricted cash of $11.1 million, as of June 27, 2020. The $319.2 million decrease in cash is primarily due to payments under the Fourth Amended and Restated Credit Agreement dated December 31, 2019 (the “ABL Facility”) and the early pay off, in full, of the $110.0 million, 364-day maturity loan that was junior to the other obligations owed under the ABL Facility (“Additional Junior Term Loan”).

In the first nine months of fiscal 2021, PFG generated $173.1 million in cash flow from operating activities compared to $17.6 million of cash flow provided by operating activities in the prior year period. The increase in cash flow from operating activities was largely driven by improvements in working capital and income tax refunds of $117.8 million received during the first nine months of fiscal 2021, partially offset by the payment of $117.3 million of contingent consideration related to the acquisition of Eby-Brown Company LLC. For the first nine months of fiscal 2021, PFG invested $118.9 million in capital expenditures, an increase of $17.8 million versus the prior year period.  In the first nine months of fiscal 2021, PFG delivered free cash flow of $54.2 million1, an increase of approximately $137.7 million versus the negative free cash flow of $83.5 million during the prior year period. Excluding the $213.7 million impact of the outstanding checks in excess of deposits offset to cash, operating cash flow less capital expenditures, or free cash flow, would have been approximately $130.2 million for the first nine months of fiscal 2020.

Third-Quarter Fiscal 2021 Segment Results

Foodservice

Third-quarter net sales for Foodservice increased 4.8% to $5.2 billion compared to the prior year period. Net sales growth was driven by growth in cases sold as certain states began to ease COVID-19 restrictions, as well as an increase in selling price per case as a result of inflation. Securing new and expanded business with independent customers resulted in independent case growth of 6.3%. For the third quarter of fiscal 2021, independent sales as a percentage of total segment sales was 33.9%.

Third-quarter EBITDA for Foodservice increased 50.8% to $138.3 million compared to the prior year period. Gross profit increased 8.0% in the third quarter of fiscal 2021 compared to the prior year period as a result of an increase in the gross profit per case, as well as an increase in cases sold. Operating expenses excluding depreciation and amortization increased 0.5% compared to the prior year period as a result of an increase in the annual bonus expense. In the third quarter of fiscal 2021, Foodservice recorded expense of $15.2 million related to annual bonus expense compared to a benefit of $19.3 million for the prior year period. This increase was partially offset by decreases in personnel expense, fuel expense, and insurance expense. Additionally, in the third quarter of fiscal 2021, Foodservice recorded a benefit of $5.5 million related to reserves for expected credit losses compared to bad debt expense of $15.9 million for the third quarter of fiscal 2020.

Vistar

For the third quarter of fiscal 2021, net sales for Vistar decreased 1.8% to $2.0 billion compared to the prior year period. This decrease was driven primarily by the continued economic effects of the COVID-19 pandemic.

Third-quarter EBITDA for Vistar declined 58.7% to $16.8 million versus the prior year period. Gross profit decline of 13.9% for the third quarter of fiscal 2021 compared to the prior year period was fueled by the current economic environment due to COVID-19. Operating expense decreased 1.0% for the third quarter of fiscal 2021 primarily as a result of the decrease in sales volume, decreases in personnel and fuel expenses, and a reduction in contingent consideration accretion expenses as compared to the prior year period. In the third quarter of fiscal 2021, Vistar recorded a benefit of $0.5 million related to reserves for expected credit losses compared to bad debt expense of $5.4 million for the third quarter of fiscal 2020. These declines were partially offset by an increase in annual bonus expense. In the third quarter of fiscal 2021, Vistar recorded expense of $6.7 million related to annual bonus expense as compared to a benefit of $6.7 million in the prior year period.

Fiscal 2021 Outlook

For the fiscal fourth quarter of 2021, PFG expects net sales to be at least $8.2 billion and Adjusted EBITDA is expected to be at least $185 million. This outlook includes the impact of a 53rd week, which occurs in the fiscal fourth quarter of 2021.

PFG’s Adjusted EBITDA outlook excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported Net income, which could be significant, are difficult to predict and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast today, May 5, 2021, at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Built on the many proud histories of our family of companies, Performance Food Group is a customer-centric foodservice distribution leader headquartered in Richmond, Virginia. Grounded by roots that date back to a grocery peddler in 1885, PFG today has a nationwide network of over 100 distribution facilities, thousands of talented associates and valued suppliers across the country. With the goal of helping our customers thrive, we market and deliver quality food and related products to over 200,000 locations including independent and chain restaurants, schools, business and industry locations, healthcare facilities, vending distributors, office coffee service distributors, big box retailers, theaters and convenience stores. Building strong relationships is core to PFG’s success – from connecting associates with great career opportunities to connecting valued suppliers and quality products with PFG’s broad and diverse customer base. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, integration of our acquisition of Reinhart and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties.  The following factors, in addition to those discussed under the section entitled Item 1A. Risk Factors in the PFG’s Annual Report on Form 10-K for the fiscal year ended June 27, 2020 filed with the Securities and Exchange Commission (the “SEC”) on August 18, 2020, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•	the material adverse impact the COVID-19 pandemic has had and is expected to continue to have on the global markets, the restaurant industry, and our business specifically;
•	competition in our industry is intense, and we may not be able to compete successfully;
•	we operate in a low margin industry, which could increase the volatility of our results of operations;
•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
•	our profitability is directly affected by cost inflation and deflation and other factors;
•	we do not have long-term contracts with certain of our customers;
•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
•	changes in eating habits of consumers;
•	extreme weather conditions;
•	our reliance on third-party suppliers;
•	labor relations and cost risks and availability of qualified labor;
•	volatility of fuel and other transportation costs;
•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
•	we may be unable to increase our sales in the highest margin portion of our business;
•	changes in pricing practices of our suppliers;
•	our growth strategy may not achieve the anticipated results;
•	risks relating to acquisitions, including the risk that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
•	environmental, health, and safety costs;
•	the risk that we fail to comply with requirements imposed by applicable law or government regulations;
•	a portion of our sales volume is dependent upon the distribution of cigarettes and other tobacco products, sales of which are generally declining;

•	if the products we distribute are alleged to cause injury or illness or fail to comply with governmental regulations, we may need to recall our products and may experience product liability claims;
•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;
•	costs and risks associated with a potential cybersecurity incident or other technology disruption;
•	product liability claims relating to the products we distribute and other litigation;
•	adverse judgements or settlements;
•	negative media exposure and other events that damage our reputation;

•	decrease in earnings from amortization charges associated with acquisitions;
•	impact of uncollectibility of accounts receivable;
•	difficult economic conditions affecting consumer confidence;
•	risks relating to federal, state, and local tax rules;
•	the cost and adequacy of insurance coverage;
•	risks relating to our outstanding indebtedness;
•	our ability to raise additional capital;
•	our ability to maintain an effective system of disclosure controls and internal control over financial reporting; and
•	the possibility that the expected synergies and value creation from the acquisition of Reinhart will not be realized or will not be realized within the expected time period.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release or as of the date they were made and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release or our statement, as applicable, that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three Months Ended March 27, 2021	Three Months Ended March 28, 2020	Nine Months Ended March 27, 2021	Nine Months Ended March 28, 2020
Net sales	$7,202.5	$7,000.7	$21,094.5	$19,312.3
Cost of goods sold	6,369.8	6,193.2	18,635.2	17,082.2
Gross profit	832.7	807.5	2,459.3	2,230.1
Operating expenses	809.3	824.9	2,339.2	2,103.5
Operating profit (loss)	23.4	(17.4)	120.1	126.6
Other expense, net:
Interest expense, net	37.1	35.2	114.0	78.9
Other, net	(1.6)	7.9	(4.7)	7.7
Other expense, net	35.5	43.1	109.3	86.6
(Loss) income before taxes	(12.1)	(60.5)	10.8	40.0
Income tax (benefit) expense	(4.5)	(20.3)	1.5	2.9
Net (loss) income	$(7.6)	$(40.2)	$9.3	$37.1
Weighted-average common shares outstanding:
Basic	132.3	115.9	132.0	108.1
Diluted	132.3	115.9	133.2	109.5
(Loss) earnings per common share:
Basic	$(0.06)	$(0.35)	$0.07	$0.34
Diluted	$(0.06)	$(0.35)	$0.07	$0.34

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of March 27, 2021	As of June 27, 2020
ASSETS
Current assets:
Cash	$101.5	$420.7
Accounts receivable, less allowances of $67.2 and $86.7	1,391.1	1,258.6
Inventories, net	1,541.8	1,549.4
Income taxes receivable	41.7	156.5
Prepaid expenses and other current assets	103.0	68.7
Total current assets	3,179.1	3,453.9
Goodwill	1,354.5	1,353.0
Other intangible assets, net	833.6	918.6
Property, plant and equipment, net	1,553.6	1,479.0
Operating lease right-of-use assets	451.1	441.2
Restricted cash and other assets	77.9	74.0
Total assets	$7,449.8	$7,719.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$1,623.2	$1,718.4
Accrued expenses and other current liabilities	565.5	678.0
Long-term debt – current installments	-	107.6
Finance lease obligations-current installments	45.3	30.3
Operating lease obligations-current installments	78.0	84.4
Total current liabilities	2,312.0	2,618.7
Long-term debt	2,149.1	2,249.3
Deferred income tax liability, net	120.6	115.6
Finance lease obligations, excluding current installments	246.3	185.7
Operating lease obligations, excluding current installments	386.8	362.4
Other long-term liabilities	177.3	177.4
Total liabilities	5,392.1	5,709.1
Total shareholders’ equity	2,057.7	2,010.6
Total liabilities and shareholders’ equity	$7,449.8	$7,719.7

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Nine Months Ended March 27, 2021	Nine Months Ended March 28, 2020
Cash flows from operating activities:
Net income	$9.3	$37.1
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	247.1	185.8
Provision for losses on accounts receivables	(7.9)	30.3
Non-cash activities	36.0	41.2
Changes in operating assets and liabilities, net:
Accounts receivable	(123.5)	192.9
Inventories	11.1	(160.7)
Income taxes receivable	114.8	(18.5)
Prepaid expenses and other assets	(31.9)	(8.7)
Trade accounts payable and outstanding checks in excess of deposits	(95.6)	(297.3)
Accrued expenses and other liabilities	13.7	15.5
Net cash provided by operating activities	173.1	17.6
Cash flows from investing activities:
Purchases of property, plant and equipment	(118.9)	(101.1)
Net cash paid for acquisitions	(18.1)	(1,989.0)
Other	6.6	0.8
Net cash used in investing activities	(130.4)	(2,089.3)
Cash flows from financing activities:
Net (payments) borrowings under ABL Facility	(103.8)	950.4
Borrowing of Notes due 2027	—	1,060.0
Payment of Additional Junior Term Loan	(110.0)	—
Proceeds from issuance of common stock	—	490.6
Payments under finance lease obligations	(27.3)	(16.9)
Cash paid for acquisitions	(136.4)	(7.2)
Proceeds from exercise of stock options and employee stock purchase plan	20.5	4.7
Cash paid for shares withheld to cover taxes	(4.2)	(7.9)
Repurchase of common stock	—	(5.0)
Other	(0.7)	(39.2)
Net cash (used in) provided by financing activities	(361.9)	2,429.5
Net (decrease) increase in cash and restricted cash	(319.2)	357.8
Cash and restricted cash, beginning of period	431.8	25.4
Cash and restricted cash, end of period	$112.6	$383.2

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of March 27, 2021	As of June 27, 2020
Cash	$101.5	$420.7
Restricted cash(1)	11.1	11.1
Total cash and restricted cash	$112.6	$431.8

(1)	Restricted cash represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Nine Months Ended March 27, 2021	Nine Months Ended March 28, 2020
Cash paid (received) during the year for:
Interest	$81.2	$47.5
Income tax (refunds) payments, net	(117.8)	28.5

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS.  Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Diluted EPS and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s liquidity or financial performance. EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization.

PFG believes that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG also uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results.  Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under the PFG’s credit agreement and indenture (other than certain pro forma adjustments permitted under our credit agreement and indenture relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreement and indenture, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and indenture).

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant and equipment).  PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as amortization of intangible assets, to the extent that each such item was included in the applicable GAAP financial measure. For business combinations, the Company generally allocates a portion of the purchase price to intangible assets and such intangible assets contribute to revenue generation. The amount of the allocation is based on estimates and assumptions made by management and is subject to amortization over the useful lives of the intangible assets. The amount of the purchase price from an acquisition allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition, and thus the Company does not believe it is reflective of ongoing operations.  Intangible asset amortization excluded from Adjusted Diluted EPS represents the entire amount recorded within the Company’s GAAP financial statements and the revenue generated by the associated intangible assets has not been excluded from Adjusted Diluted EPS. Intangible asset amortization is excluded from Adjusted Diluted EPS because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.

PFG believes that the presentation of Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three Months Ended
($ in millions, except share and per share data)	March 27, 2021	March 28, 2020	Change	%
Net loss (GAAP)	$(7.6)	$(40.2)	$32.6	(81.1)
Interest expense, net	37.1	35.2	1.9	5.4
Income tax benefit	(4.5)	(20.3)	15.8	(77.8)
Depreciation	50.7	49.3	1.4	2.8
Amortization of intangible assets	30.1	50.0	(19.9)	(39.8)
EBITDA (Non-GAAP)	105.8	74.0	31.8	43.0
Non-cash items (A)	13.0	6.1	6.9	113.1
Acquisition, integration & reorganization charges (B)	3.6	36.9	(33.3)	(90.2)
Productivity initiatives and other adjustment items (C)	(1.2)	14.1	(15.3)	(108.5)
Adjusted EBITDA (Non-GAAP)	$121.2	$131.1	$(9.9)	(7.6)

Diluted loss per share (GAAP)	$(0.06)	$(0.35)	$0.29	(82.9)
Adjustment for dilutive shares	—	0.01	(0.01)	(100.0)
Impact of amortization of intangible assets	0.22	0.43	(0.21)	(48.8)
Impact of non-cash items	0.10	0.05	0.05	100.0
Impact of acquisition, integration & reorganization charges	0.03	0.31	(0.28)	(90.3)
Impact of productivity initiatives and other adjustment items	(0.01)	0.12	(0.13)	(108.3)
Tax impact of above adjustments	(0.09)	0.01	(0.10)	(1,000.0)
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.19	$0.58	$(0.39)	(67.2)
A.

Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $7.0 million and $5.2 million for the third quarter of fiscal 2021 and the third quarter of fiscal 2020, respectively. In addition, this includes a decrease in the last-in-first-out (“LIFO”) reserve of $2.3 million for Foodservice and an increase of $3.7 million for Vistar for the third quarter of fiscal 2021 compared to decrease of $1.1 million for Foodservice and an increase of $0.5 million for Vistar for the third quarter of fiscal 2020.

B.	Includes professional fees and other costs related to acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.

Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements and franchise tax expense, and other adjustments permitted by our credit agreement and indentures. Fiscal 2020 also includes $5.8 million of development costs related to certain productivity initiatives the Company no longer pursued as a result of the Reinhart acquisition.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Nine Months Ended
($ in millions, except share and per share data)	March 27, 2021	March 28, 2020	Change	%
Net income (GAAP)	$9.3	$37.1	$(27.8)	(74.9)
Interest expense, net	114.0	78.9	35.1	44.5
Income tax expense	1.5	2.9	(1.4)	(48.3)
Depreciation	158.4	118.3	40.1	33.9
Amortization of intangible assets	88.7	67.5	21.2	31.4
EBITDA (Non-GAAP)	371.9	304.7	67.2	22.1
Impact of non-cash items (A)	31.1	18.8	12.3	65.4
Impact of acquisition, integration & reorganization charges (B)	13.0	60.7	(47.7)	(78.6)
Impact of productivity initiatives and other adjustment items (C)	(1.6)	17.5	(19.1)	(109.1)
Adjusted EBITDA (Non-GAAP)	$414.4	$401.7	$12.7	3.2

Diluted earnings per share (GAAP)	$0.07	$0.34	$(0.27)	(79.4)
Impact of amortization of intangible assets	0.67	0.62	0.05	8.1
Impact of non-cash items	0.23	0.17	0.06	35.3
Impact of acquisition, integration & reorganization charges	0.10	0.55	(0.45)	(81.8)
Impact of productivity initiatives and other adjustment items	(0.01)	0.16	(0.17)	(106.3)
Tax impact of above adjustments	(0.27)	(0.11)	(0.16)	145.5
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.79	$1.73	$(0.94)	(54.3)

A.

Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $19.3 million and $14.0 million for the first nine months of fiscal 2021 and the first nine months of fiscal 2020, respectively. In addition, this includes an increase in the LIFO reserve of $5.1 million for Foodservice and $4.2 million for Vistar for the first nine months of fiscal 2021 compared to increases of $0.9 million for Foodservice and $2.2 million for Vistar for the first nine months fiscal 2020.

B.	Includes professional fees and other costs related to acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.

Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements and franchise tax expense, and other adjustments permitted by our credit agreement and indentures. Fiscal 2020 also includes $5.8 million of development costs related to certain productivity initiatives the Company no longer pursued as a result of the Reinhart acquisition.

(In millions)	Nine Months Ended March 27, 2021	Nine Months Ended March 28, 2020
Net cash provided by operating activities (GAAP)	$173.1	$17.6
Purchases of property, plant and equipment	(118.9)	(101.1)
Free cash flow (Non-GAAP)	$54.2	$(83.5)

Segment Results

The Company has two reportable segments:  Foodservice and Vistar.  Management evaluates the performance of these segments based on their respective sales growth and EBITDA. Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense.

The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	March 27, 2021	March 28, 2020	Change	%
Foodservice	$5,186.5	$4,949.9	$236.6	4.8
Vistar	2,012.3	2,049.2	(36.9)	(1.8)
Corporate & All Other	96.9	107.1	(10.2)	(9.5)
Intersegment Eliminations	(93.2)	(105.5)	12.3	11.7
Total net sales	$7,202.5	$7,000.7	$201.8	2.9

	Nine Months Ended
	March 27, 2021	March 28, 2020	Change	%
Foodservice	$15,110.3	$12,728.2	$2,382.1	18.7
Vistar	5,973.4	6,579.5	(606.1)	(9.2)
Corporate & All Other	293.2	265.7	27.5	10.4
Intersegment Eliminations	(282.4)	(261.1)	(21.3)	(8.2)
Total net sales	$21,094.5	$19,312.3	$1,782.2	9.2

EBITDA

	Three Months Ended
	March 27, 2021	March 28, 2020	Change	%
Foodservice	$138.3	$91.7	$46.6	50.8
Vistar	16.8	40.7	(23.9)	(58.7)
Corporate & All Other	(49.3)	(58.4)	9.1	15.6
Total EBITDA	$105.8	$74.0	$31.8	43.0

	Nine Months Ended
	March 27, 2021	March 28, 2020	Change	%
Foodservice	$449.8	$309.3	$140.5	45.4
Vistar	67.2	148.8	(81.6)	(54.8)
Corporate & All Other	(145.1)	(153.4)	8.3	5.4
Total EBITDA	$371.9	$304.7	$67.2	22.1